                                                                     EXHIBIT 3.1

                                   RESTATED

                         CERTIFICATE OF INCORPORATION

                                OF PC-TEL, INC.



     PC-Tel, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     A. The name of the corporation is PC-Tel, Inc. The corporation was originally incorporated under the same name and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 6, 1998.

     B. This Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors and the Stockholders of the corporation.

     C. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

     D. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:


                                  Article I.

     The name of the corporation is PC-Tel, Inc. (the "Company").

                                  Article II.

     The address of the Company's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                 Article III.

     The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                 Article IV.

     This corporation is authorized to issue two classes of stock to be designated respectively Preferred Stock ("Preferred") and Common Stock ("Common"). This Corporation is authorized to issue 20,000,000 shares of Common, $0.001 par value. This corporation is authorized to issue three series of Preferred which shall be known as Series A Preferred Stock (the "Series A Preferred") consisting of 4,635,548 shares, $0.001 par value, Series B Preferred Stock (the "Series B Preferred") consisting of 3,250,000 shares, $0.001 par value, and Series C Preferred Stock (the "Series C Preferred") consisting of 1,500,000 shares, $0.001 par value. Except as specifically set forth herein, reference hereafter to "Preferred Stock" or "Preferred" shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

     Upon the automatic conversion of all outstanding shares of Preferred in accordance with the provisions of Article IV, Section 4(b) of this Restated Certificate of Incorporation (the "Automatic Conversion Event"), the Company shall immediately thereafter be authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which the Company shall have the authority to issue shall be 50,000,000, $.001 par value, and the total number of shares of Preferred Stock the Company shall have the authority to issue shall be 5,000,000, $.001 par value. Immediately following any Automatic Conversion Event, the Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding), the number of shares of any series subsequent to the issue of shares of that series.

     Immediately following any automatic Conversion Event, the Board of Directors of the Company is authorized, without the further consent or approval of the stockholders of the Company to amend and restate this Restated Certificate of Incorporation to show the authorized class of capital stock as set forth in the preceding paragraph and to eliminate all references in this Restated Certificate of Incorporation to the rights, preferences, privileges and restrictions of the Series of Preferred Stock including those set forth in this
Article IV (and, in connection with any such amendment and restatement, to renumber the remaining Articles).

     The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of the shares of capital stock or the holders thereof are as set forth below.

     Section 1.  Dividend Rights of Preferred.  The holders of the Series A
     ----------  ----------------------------
Preferred, Series B Preferred and Series C Preferred shall be entitled to receive, prior and in preference to any distribution of dividends to the holders of the Common, when and as declared by the Board of Directors, out of any funds legally available therefor, dividends at the rate of $0.019, $0.096 and $0.64 per annum per share, respectively. No dividends shall be paid on any shares of Series A Preferred, Series B Preferred or Common during any fiscal year of the corporation until dividends in the total amount set forth above per share of Series C Preferred per annum on the shares of Series C Preferred shall have been paid or declared and set apart during that fiscal year. Dividends declared herein shall not be cumulative and no right to such dividends shall accrue to holders of Series A Preferred, Series B Preferred or Series C Preferred unless declared by the Board of Directors.

     Section 2.  Liquidation Preference.  In the event of any liquidation,
     ----------  ----------------------
dissolution or winding up of the corporation, either voluntary or involuntary, distributions to the shareholders of the corporation shall be made in the following manner:

          (a) In the event of any liquidation, dissolution or winding up of the corporation, the holders of Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any assets or property of the corporation to the holders of the Series A Preferred, Series B Preferred and Common, an amount per share equal to $8.00 for each share of Series C Preferred then held by them, adjusted for any combinations, consolidations or stock distributions or dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends, if any, with respect to such shares. In the event the assets of the corporation are insufficient to pay the entire liquidation of the Series C Preferred, then the holders of the Series C Preferred will share ratably in such assets in proportion to the number of shares held. After payment of the full amount due the holders of Series C Preferred, the holders of the Series A Preferred and Series B Preferred shall be entitled to receive, prior to any distribution of any assets or property of the corporation to the holders of Common, an amount per share equal to $0.24 and $1.20, respectively, then held by them, adjusted for any combinations, consolidations or stock distributions or dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends, if any, with respect to such shares. In the event that the assets of the corporation are insufficient to pay the entire liquidation preference of the Series A Preferred and Series B Preferred, the holders of the Series A Preferred and Series B Preferred will share ratably in such assets in proportion to their respective per share liquidation preference and the number of shares held.
After payment of the full amount due the holders of the Series A Preferred and Series B Preferred, the holders of the Common shall be entitled to receive, prior to any further distribution of any assets or property of the corporation, an amount per share equal to the quotient that results from dividing (i) $82,000 by (ii) the total number of shares of Common outstanding at the time of such distribution (excluding shares of Common then issuable upon conversion of the Preferred). In the event that the assets of the corporation are insufficient to pay the entire liquidation preference of the Common, the holders of the Common will share ratably in such assets in proportion to their respective per share liquidation preference and the number of shares held. After payment has been made to the holders of the Series A, Series B and Series C Preferred Stock and the holders of the Common of the full amounts to which they shall be entitled as aforesaid, any remaining assets shall be distributed ratably to the holders of the corporation's Preferred and Common, each share of Preferred being treated for such purpose as the number of shares of Common into which it could then be converted.

          (b) For purposes of this Section 2, a merger or consolidation of the corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the corporation, in which consolidation or merger the shareholders of the corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, or a sale of all or substantially all of the assets of the corporation (a "Liquidation Event"), shall be treated as a liquidation, dissolution or winding up, unless the shareholders of this corporation hold at least 50% of the outstanding voting equity securities of the surviving corporation; provided that nothing contained in this subsection (b) shall limit the right of a holder of Preferred to convert such shares into Common prior to the effective date of any such transaction.

          (c) Any securities to be delivered to the holders of the Preferred and/or Common pursuant to Section 2(b) above shall be valued as follows:

              (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                  (1) If traded on a securities exchange or the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                  (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                  (3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the corporation. The holders of more than 50% of the outstanding shares of Series C Preferred shall have the right to challenge any determination by the Board of fair market value pursuant to this Section 2(c)(i)(3), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the corporation and the challenging parties.

              (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i)(1), (2) or
(3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the corporation.



     Section 3.  Redemption.  The Preferred shall not be redeemable.
     ----------  ----------

     Section 4. Conversion.  The holders of the Series A Preferred, Series B
     ---------- ----------
Preferred and Series C Preferred shall have conversion rights as follows (the "Conversion Rights"):

          (a)   Right to Convert.  Each share of Series A Preferred, Series B
                ----------------
Preferred and Series C Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Preferred, into such number of fully paid and nonassessable shares of Common as is determined by dividing $0.24 in the case of the Series A Preferred, $1.20 in the case of the Series B Preferred and $8.00 in the case of the Series C Preferred, respectively, by the Conversion Price for such series, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common shall be deliverable upon conversion of shares of Preferred (the "Conversion Price") shall initially be $0.24 in the case of the Series A Preferred, $1.20 in the case of the Series B Preferred, and $8.00 in the case of the Series C Preferred, respectively, per share of Common. Such initial Conversion Price shall be subject to adjustment as hereinafter provided. Upon conversion, all declared and unpaid dividends on the Preferred shall be paid either in cash or in shares of Common, at the election of the corporation, wherein the shares of Common shall be valued at the fair market value at the time of such conversion, as determined by the Board.

          (b)   Automatic Conversion. Each share of Preferred shall
                --------------------
automatically be converted into shares of Common at the then effective Conversion Price for each such series upon (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of Common for the account of the corporation to the public at an aggregate gross offering price of not less than Fifteen Million Dollars ($15,000,000) and a price per share to the public equal to or greater than Twelve Dollars ($12.00) if the public offering occurs within one year of the initial issuance of the Series C Preferred and Sixteen Dollars ($16.00) if the public offering occurs at any time thereafter, as adjusted for subsequent stock splits, stock dividends and combinations, or (ii) the receipt of the corporation of the affirmative vote at a duly noticed shareholders meeting or pursuant to a duly solicited written consent of the holders of more than a majority of the Series A Preferred, a majority of the Series B Preferred and a majority of the Series C Preferred, each voting as a separate series. In the event of the automatic conversion of the Preferred upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred shall not be deemed to have converted such Preferred until immediately prior to the closing of such sale of securities.

          (c)   Mechanics of Conversion. No fractional shares of Common shall be
                -----------------------
issued upon conversion of Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price for each Series of Preferred. Before any holder of Preferred shall be entitled to convert the same into full shares of Common, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred, and shall give written notice to the corporation at such office that he elects to convert the same. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred, a certificate or certificates for the number of shares of Common to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common. Except as set forth in Section 4(a) above, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Preferred for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common issuable upon such conversion of the Preferred shall not be deemed to have converted such Preferred until immediately prior to the closing of such sale of securities.

          (d)  Adjustments to Conversion Price.
               -------------------------------

               (i) Special Definitions.  For purposes of this subsection 4(d),
                   -------------------
the following definitions shall apply:

                   (A) "Option" shall mean rights, options or warrants to
                        ------
subscribe for, purchase or otherwise acquire either Common or Convertible Securities.

                   (B) "Convertible Securities" shall mean any evidences of
                        ----------------------
indebtedness, shares or other securities convertible into or exchangeable for Common.

                   (C) "Additional Shares of Common" shall mean all shares of
                        ---------------------------
Common issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by this Corporation after the date on which the first share of Preferred was issued, other than shares of Common issued or issuable:

                       (1) upon conversion of shares of Preferred;

                       (2) as a dividend or distribution on Preferred or any event for which adjustment is made pursuant to subparagraphs 4(d)(vi),
     (vii) and (viii) hereof;

                       (3) pursuant to equipment lease financing transactions approved by the Board of Directors;

                       (4) shares of Common to directors and employees of, and consultants to, the corporation in a manner determined by the Board of Directors;

                       (5) in connection with bona fide acquisitions, strategic licensing transactions, mergers or similar transactions, the terms of which are approved by the Board of Directors; or

                   (6) by way of dividend or other distribution on shares of Common excluded from the definition of Additional Shares of Common by the foregoing clause(s) (A), (B), (C) (D), (E) or this clause (F).

          (ii)  No Adjustment of Conversion Price.  No adjustment in the number
                ---------------------------------
of shares of Common into which any series of Preferred is convertible shall be made, by adjustment in the Conversion Price then in effect for such series in respect of the issuance of Additional Shares of Common or otherwise, unless the consideration per share for an Additional Share of Common issued or deemed to be issued by this corporation is less than the Conversion Price of such series of Preferred in effect on the date of, and immediately prior to, the issue of such Additional Share of Common.

          (iii) Deemed Issuances of Additional Shares of Common.
                -----------------------------------------------

                (A) Options and Convertible Securities. In the event the
                    ----------------------------------
corporation at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in the case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued with respect to an adjustment of the Conversion Price unless the consideration per share (determined pursuant to subsection 4(d)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                    (1) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or decrease or increase in the number of shares of Common issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                    (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

                        (a) in the case of Convertible Securities or Options for Common only the Additional Shares of Common issued were the shares of Common, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of such exercised Options plus the consideration actually received by the corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

                        (b) in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the corporation (determined pursuant to subsection 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    (4) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;

                    (5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options issued on the same date, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

                    (6) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subsection 4(d)(iii) as of the actual date of their issuance.

                    (B) Stock Dividends, Stock Distributions and Subdivisions.
                        -----------------------------------------------------
In the event the corporation at any time or from time to time shall declare or pay any dividend or make any other distribution on the Common payable in Common, or effect a subdivision of the outstanding shares of Common (by reclassification or otherwise than by payment of a dividend in Common), then and in any such event, Additional Shares of Common shall be deemed to have been issued:

                        (1) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

                        (2) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

     If such record date shall have been fixed and such dividend shall not have been paid on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subsection 4(d)(iii) as of the time of actual payment of such dividend.

               (iv) Adjustment of Conversion Price Upon Issuance of Additional
                    ----------------------------------------------------------
                    Shares of Common.
                    ----------------

                    (A) As to the Conversion Price of the Series C Preferred (but not the Series B Preferred), in the event the corporation shall issue, within two years of the initial issuance of Series C Preferred, Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to subsection 4(d)(iii), but excluding Additional Shares of Common issued pursuant to subsection 4(d)(iii)(B), which event is dealt with in subsection 4(d)(vi) hereof), without consideration or for a consideration per share less than the Conversion Price of the Series C Preferred in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price of the Series C Preferred shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction (x) the numerator of which shall be the sum of (1) the aggregate consideration received by the corporation for the Series C Preferred, plus (2) the aggregate consideration received by the corporation for the Additional Shares of Common, and (y) the denominator of which shall be the sum of (1) the number of shares of Series C Preferred outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common so issued; provided that the Conversion Price of the Series C Preferred shall not be reduced below the Conversion Price of the Series B Preferred in effect at the time of such issuance.

                    (B) As to the Conversion Price of the Series B Preferred and Series C Preferred, in the event that the corporation shall issue, at any time as to the Series B Preferred and more than two years after the initial issuance of Series C Preferred as to the Series C Preferred, Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to subsection 4(d)(iii), but excluding Additional Shares of Common issued pursuant to subsection 4(d)(iii)(B), which event is dealt with in subsection 4(d)(vi) hereof), without consideration or for a consideration per share less than the Conversion Price of the Series B Preferred or Series C Preferred in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price of the Series B Preferred and/or Series C Preferred, as the case may be, shall be reduced, concurrently with such issue, to prices (calculated to the nearest cent) determined by multiplying each such Conversion Price by a fraction (x) the numerator of which shall be (1) the number of shares of Common outstanding immediately prior to such issue, plus (2) the number of shares of Common which the aggregate consideration received by the corporation for the total number of Additional Shares of Common so issued would purchase at that Conversion Price, and (y) the denominator of which shall be (1) the number of shares of Common outstanding immediately prior to such issue plus
(2) the number of such Additional Shares of Common so issued.

     For the purposes of this subsection 4(d)(iv), all shares of Common issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to subsection 4(d)(iii) above, such Additional Shares of Common shall be deemed to be outstanding. The Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

          (v) Determination of Consideration.  For purposes of this subsection
              ------------------------------
4(d), the consideration received by the corporation for the issue of any Additional Shares of Common shall be computed as follows:

              (A) Cash and Property.  Such consideration shall:
                  -----------------

                  (1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                  (2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                  (3) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

              (B) Options and Convertible Securities. The consideration per
                  ----------------------------------
share received by the corporation for Additional Shares of Common deemed to have been issued pursuant to subsection 4(d)(iii)(A), relating to Options and Convertible Securities, shall be determined by dividing

                  (1) the total amount, if any, received or receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                  (2) the maximum number of shares of Common (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (vi)   Adjustments for Subdivisions, Combinations or Consolidation of
                 --------------------------------------------------------------
Common.  In the event the outstanding shares of Common shall be subdivided (by
------
stock split or otherwise), into a greater number of shares of Common, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          (vii)  Adjustments for Other Distributions.  In the event the
                 -----------------------------------
corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common entitled to receive any distribution payable in securities of the corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4(d), then and in each such event provision shall be made so that the holders of Preferred shall receive upon conversion thereof, in addition to the number of shares of Common receivable thereupon, the amount of securities of the corporation which they would have received had their Preferred been converted into Common on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred.

          (viii) Adjustments for Reorganization,  Reclassification, Exchange
                 -----------------------------------------------------------
and Substitution.  If the Common issuable upon conversion of the Preferred shall
----------------
be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reorganization (unless such reorganization is deemed a liquidation under Section 2(b) hereof), reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred shall be convertible into, in lieu of the number of shares of Common which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or other securities or property equivalent to the number of shares of Common that would have been subject to receipt by the holders upon conversion of the Preferred immediately before such event; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Preferred, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred.

          (e) No Impairment.  The corporation will not, by amendment of its
              -------------
Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred against impairment.

          (f) Certificate as to Adjustments.  Upon the occurrence of each
              -----------------------------
adjustment or readjustment of the Conversion Price pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of Preferred.

          (g) Notices of Record Date.  In the event that this corporation shall
              ----------------------
propose at any time:

              (i) to declare any dividend or distribution upon its Common shares, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

              (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

              (iii) to effect any reclassification or recapitalization of its Common shares outstanding involving a change in the Common shares; or

              (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, this corporation shall send to the holders of the Preferred shares:

                    (A) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                    (B) in the case of the matters referred to in (iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common shares shall be entitled to exchange their Common shares for securities or other property deliverable upon the occurrence of such event).

     Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Preferred shares at the address for each such holder as shown on the books of this corporation.

     Section 5.  Voting Rights.
     ----------  -------------

          (a) Each holder of shares of Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such Series A Preferred, Series B Preferred or Series C Preferred could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock (except as otherwise expressly provided herein or as required by law, voting together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote), and shall be entitled, notwithstanding any provision hereof, to notice of any shareholder's meeting in accordance with the bylaws of the corporation.

          (b) The holders of Series C Preferred, voting together as a single class, shall be entitled to elect one (1) member of the corporation's board of directors. The holders of Series B Preferred, voting together as a single class, shall be entitled to elect two (2) members of the corporation's board of directors. The holders of the Common Stock (including the Series A Preferred on an as-converted basis) shall be entitled to elect the remaining members of the corporation's board of directors.

          (c) In the case of any vacancy in the office of a director occurring among the directors elected by the holders of Series C Preferred, Series B Preferred or the Common Stock and Series A Preferred pursuant to 5(b) hereof, the remaining director or directors so elected by the holders of the Series C Preferred, Series B Preferred or the Common Stock and Series A Preferred may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of shares of that class) elect a successor or successors to hold the office for the unexpired term of the director or director whose place or places shall be vacant. Any director who shall have been elected by the holders of a majority of the Series C Preferred, Series B Preferred or the Common Stock and Series A Preferred or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series C Preferred, Series B Preferred or the Common Stock and Series A Preferred, as the case may be.

     Section 6. Protective Provisions.
     ---------- ---------------------

          (a) So long as any shares of Preferred are outstanding, the corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred, voting as a separate class:

                (A) amend or repeal any provision of, or add any provision to, the corporation's Articles of Incorporation if such action would adversely alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred;

                (B) authorize or issue any new class or series of stock having any preference or priority as to dividends or assets superior to any such preference or priority of the Preferred;

                (C) reclassify any shares of Common or any other shares of the corporation into shares having any preference or priority as to dividends or assets superior to any such preference or priority of the Preferred; or

                (D) engage in a merger, acquisition or sale of all or substantially all of the assets of the corporation, if such merger, acquisition or sale of assets would constitute a "reorganization" as that term is defined in
Section 181 of the California Corporations Code.

          (b) So long as any shares of Series B Preferred are outstanding, the corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred, voting as a separate class:

                (A) liquidate or dissolve the corporation;

                (B) create or issue any new class or series of stock or any other securities convertible into equity securities of the corporation (a) having preference over the Series B Preferred with respect to voting, dividends upon liquidation, or (b) having rights similar to any of the rights of the Series B Preferred under this Section 6(b);

                (C) amend or repeal any provision of, or add any provision to, this corporation's Articles of Incorporation if such action would adversely alter or change the rights, preferences or privileges or powers of, or the restrictions provided for the benefit of, the Series B

Preferred; or

                (D) reclassify or recapitalize any of the corporation's outstanding capital stock.

          (c) So long as not less than 300,000 shares of Series C Preferred remain outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series C Preferred, voting as a separate class:

                (A) engage in a merger, acquisition or sale of all or substantially all of the assets of the corporation, if such merger, acquisition or sale of assets would constitute a "reorganization" as that term is defined in
Section 181 of the California Corporations Code;

                (B) enter into any agreement that would restrict the corporation's ability to perform its obligations under the Series C Preferred Stock Purchase Agreement between the Company and the original purchasers of the Series C Preferred initially issued by the corporation, or any ancillary agreements attached as exhibits thereto; or

                (C) issue additional shares of Common, other than (1) shares of Common specified pursuant to Section 4(d)(i)(C)(4) of Article IV (2) shares issued in a transaction or a series of related transactions involving the issuance of no more than 20% of the shares of Common outstanding as of December 31, 1997 (including for such purposes all shares of Common reserved for issuance upon exercise of options outstanding at December 31, 1997 in the determination of outstanding shares) or (3) shares issued pursuant to the conversion of Preferred or in connection with an event provided for in Section 4(d)(vi) of
Article IV.

          (d) So long as not less than 300,000 shares of Series C Preferred remain outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of at least 75% of the directors constituting the Board of Directors of the corporation:

                (A) sell, convey or otherwise dispose of or encumber its property or business, except for sales or dispositions in the ordinary course of business, and encumbrances securing borrowings of less than $5 million;

                (B) borrow in excess of $5 million;

                (C) materially change the corporations's business model or focus;

                (D) create a non-wholly-owned subsidiary;

                (E) transact business with any affiliate of the corporation on terms less favorable than the corporation could obtain from an unrelated third party; or

                (F) amend or modify the corporation's bylaws.

            (e) The holders of Preferred shall vote separately on matters that by law are subject to a separate class or series vote.



     Section 7. Status of Converted Shares of Preferred.  Any shares of
     ---------- ---------------------------------------
Preferred converted into shares of Common shall revert to the status of authorized and unissued shares of Preferred of the same series as the converted shares, and may thereafter, in the discretion of the Board of Directors, be sold or reissued from time to time as part of such series, subject to the terms and conditions herein set forth.

     Section 8. Repurchase of Shares.  In connection with repurchases by the
     ---------- --------------------
corporation of its Common Stock pursuant to its agreements with certain of the holders thereof providing for such repurchases in the event of the termination of the status of such holder as an employee, director or consultant to the Company, each holder of Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California General Corporation Law, to distributions made by the corporation with respect to such repurchases.

     Section 9. Residual Rights.  All rights accruing to the outstanding shares
     ---------  ---------------
of this corporation not expressly provided for to the contrary herein shall be vested in the Common.

                                  Article V.

     The Company is to have perpetual existence.

                                  Article VI.

     Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Company shall so provide.

                                 Article VII.

     The number of directors which constitute the whole Board of Directors of the Company shall be designated in the Bylaws of the Company.

                                 Article VIII.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Company.

                                  Article IX.

     (a) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

     (b) The Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or any predecessor of the Company, or serves or served at any other enterprise as a director, officer or employee at the request of the Company or any predecessor to the Company.

     (c) Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of the Company's Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  Article X.

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

                                 Article XI.

     Vacancies created by the resignation of one or more members of the Board of Directors and newly created directorships, created in accordance with the Bylaws of this Company, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.

                                 Article XII.

     Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Company.

                                 Article XIII.

     Following the effectiveness of the registration of any class of securities of the Corporation pursuant to the requirements of the Securities Exchange Act of 1934, as amended, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

                                 Article XIV.

     Stockholders shall be entitled to cumulative voting rights in the election of directors as set forth in this Article XIV and the Bylaws of the Company, but only until cumulative voting rights are not required under Section 2115 of the California Corporations Code. Subject to such limitation, at all elections of directors of the Company, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder's shares of stock multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such stockholder may see fit. At such time as cumulative voting rights are not required under Section 2115 of the California Corporations Code, this Article XIII shall no longer be effective and may be deleted herefrom upon any restatement of this Certificate of Incorporation.

                                 Article XV.

     The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Incorporation to be signed by Peter Chen, its President and Chief Executive Officer, effective July 31, 1998.


                              /s/ Peter Chen
                              -------------------------------------------------
                              Peter Chen, President and Chief Executive Officer